SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2004

AQUA AMERICA, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6659	23-1702594

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania	19010

(Address of principal executive offices)	(Zip Code)

(610) 527 – 8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On August 31, 2004, Aqua America, Inc. (Aqua) issued a press release announcing the events described in Item 8.01. The press release is attached hereto as Exhibit 99 and is incorporated by reference into this Item 7.01. The press release is not being “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of Aqua. Additionally, the submission of this report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Item 8.01.  Other Events.

On August 27, 2004, Aqua America, Inc. (Aqua) was awarded approximately $12 million plus interest in an arbitration over the final purchase price in its acquisition of the stock of the AquaSource operations. Aqua purchased these operations from Duquesne Light Holdings, Inc. on July 31, 2003. The purchase agreement allowed for adjustments to be made to the purchase price based upon the achievement of specific operating performance metrics, involving revenue, rate base and customer connections. The award represents a cash refund to Aqua for a portion of the estimated purchase price originally paid in accordance with the purchase agreement.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
99	Aqua America, Inc. Press Release dated August 31, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aqua America, Inc.

Date: August 31, 2004	ROY H. STAHL

	Name:	Roy H. Stahl
	Title:	Executive Vice President and
General Counsel

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EXHIBIT INDEX

Exhibit Number	Description of Document

99	Press Release dated August 31, 2004